June 18, 2025

Dear Fran:

This letter confirms our discussion concerning your agreement to continue your service as the Chief Executive Officer of eHealth, Inc. (together with its subsidiaries, collectively, the “Company”) and all other roles (except as set forth herein) with the Company and its subsidiaries, until the earlier of (i) the effective date of the appointment of your successor as Chief Executive Officer of the Company, or (ii) September 30, 2025 while the Board of Directors of the Company (the “Board”) continues a search for a new chief executive officer of the Company (the “CEO Transition” and such period, the “Additional CEO Period”).

Neither the CEO Transition nor the Transition (as defined below) will affect your service as a member of the Board. You will continue to serve as a member for your current term and any later term for which you are elected.

Once the CEO Transition is effective, you will continue your employment as Executive Advisor of the Company through December 31, 2025, with a base salary equal to your base salary as of immediately prior to the effectiveness of the CEO Transition (collectively, the “Transition” and such period, the “Transition Period”).

In consideration of and subject to your continued employment both as Chief Executive Officer of the Company through the Additional CEO Period and as Executive Advisor of the Company through the Transition Period, you will be eligible to receive a cash retention bonus in the aggregate amount of $1 million, less applicable withholdings, payable on the first Company payroll date occurring in January 2026 (the “Retention Cash Award”).

Additionally, you will also be eligible to receive a cash bonus earned in respect of services provided by you in 2025 to date and to be provided during both the Additional CEO Period and the Transition Period (i.e., January 1, 2025 through December 31, 2025) based on your annual target bonus opportunity under the Company’s Executive Bonus Plan (the “Bonus Plan”) as in effect immediately prior to the effectiveness of the CEO Transition (the “Annual Bonus”). The ultimate amount payable in respect of the Annual Bonus shall be determined by the Compensation Committee of the Board at a later time in substantially the same manner the Compensation Committee will consider the relevant performance metrics set under the Bonus Plan in respect of the Company's 2025 fiscal year, but, to the extent earned, will be paid in 2026, subject to your continued status as a Service Provider (as such term is defined in the Amended and Restated 2024 Equity Incentive Plan) through the payment date.

For clarity, you will not be eligible to receive a separate annual equity award or cash bonus award under the Bonus Plan in respect of the Company’s 2025 fiscal year.

Subject to your continued employment during the Additional CEO Period and the Transition Period, you will be eligible to continue to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company as then in effect.

The payments and benefits described in this letter agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted to be so exempt or so comply. Each payment under this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A 2(b)(2). However, the Company cannot and will not reimburse, indemnify or hold you harmless for any taxes, penalties or other costs incurred as a result of Section 409A.

Once the CEO Transition is effective, you will no longer have the title, position and duties of Chief Executive Officer of the Company.

By signing this letter agreement, you hereby affirm and agree that the Transition, once commenced and/or effective, is voluntary and that the CEO Transition and Transition (including, without limitation, relinquishment of your title, position and duties as Chief Executive Officer of the Company), and any actions taken by the Company in furtherance of the CEO Transition and Transition, will not constitute grounds for a claim for or entitlement to severance under the terms of any employment-related agreement entered into between you and the Company, any Company equity award agreement, plan or any other agreement, contract or arrangement between you and the Company or between you and a subsidiary of the Company (collectively, the “Employment Agreements”), including, without limitation, grounds for a claim of a resignation for “Good Reason,” or a termination of employment without “Cause” or any similar term or phrase under any Employment Agreement.

For the avoidance of doubt, any equity awards previously granted to you prior to the CEO Transition or Transition shall continue to vest as long as you are providing “Services” to the Company as such term is defined in the Amended and Restated 2014 Equity Incentive Plan and/or the Amended and Restated 2021 Inducement Plan.

Additionally, by signing this letter agreement, you agree and acknowledge that you have had the opportunity to consult with counsel and have considered the terms of the letter agreement and that, upon execution, this letter agreement will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.

We value your contributions to our business and are grateful for your continued commitment and dedication to the Company.

Sincerely,

eHealth, Inc.

By: /s/ Gavin G. Galimi
Name: Gavin G. Galimi
Title: SVP, General Counsel and Corporate Secretary

Acknowledged and agreed as of June 18, 2025

By: /s/ Francis Soistman
Name: Francis Soistman